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                     December 20, 2022

       Eugene Wong
       Chief Executive Officer
       Ace Global Business Acquisition Ltd
       Room 806, 8/F, Tower 2
       Lippo Centre, 89 Queensway
       Admiralty, Hong Kong

                                                        Re: Ace Global Business
Acquisition Ltd
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed December 6,
2022
                                                            File No. 001-40309

       Dear Eugene Wong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Lawrence Venick, Esq.